BRIGGS & STRATTON CORPORATION REPORTS INCREASED SALES AND NET INCOME FOR THE

SECOND QUARTER OF FISCAL 2004

MILWAUKEE, January 22, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2004 second quarter consolidated net sales of $416.0 million and net income of $20.6 million or $.87 per diluted share. The second quarter of fiscal 2003 had consolidated net sales of $352.6 million and net income of $11.7 million or $.53 per diluted share. The $63.4 million consolidated net sales increase was the result of volume increases in both the Engine and Power Products business segments, a mix of engine shipments that favored higher priced product and a benefit from more favorable exchange rates on Euro denominated engine sales. Increases in sales and production volumes in both business segments and the stronger Euro drove the net income improvement of $8.9 million.

For the first six months of fiscal 2004, the Company had net sales of $747.4 million and net income of $24.6 million or $1.08 per diluted share. For the same period a year ago, net sales were $589.1 million and net income was $4.7 million or $.22 per diluted share. Most of the $158.3 million sales increase for the first six months was the result of volume improvement, primarily in the Power Products segment. The majority of the six month net income improvement of $19.9 million was the result of strong production volume increases in both business segments, a benefit from more favorable exchange rates on Euro denominated engine sales and the sales volume improvement experienced in the Power Products segment.

Engines:

Second quarter sales were $357.8 million versus $305.2 million for the same period a year ago, an increase of 17%. The 17% improvement was the result of a 13% increase in engine unit shipments and an $11.0 million improvement from favorable exchange rates on Euro denominated sales. The favorable mix of engine product at higher prices was basically offset by lower die cast component sales. Sales for the first half of fiscal 2004 were $592.2 million versus $500.1 million in the prior year, an 18% improvement. An engine unit shipment increase of 17% and a favorable Euro impact of $13.8 million were the main drivers of the sales increase.

Income from operations for the second quarter of fiscal 2004 was $35.4 million, up $11.7 million or 49% from the same period in the prior year. The $11.0 million Euro impact described above accounts for the improvement. Although the quarter experienced gains from increased production and sales volume, as well as reductions in selected manufacturing costs, these gains were offset by a sales mix that favored lower margined product and an increase in operating expenses. We believe a majority of the mix impact will reverse itself in future quarters. Operating expenses are projected to be higher this year due to anticipated costs related to employees, increased marketing efforts and professional fees.

Income from operations for the first half of fiscal 2004 was $38.7 million, up $18.7 million or 94% from the same period a year ago. The majority of the six month improvement is due to the Euro improvement of $13.8 million, increased production levels which allowed for a better spreading of fixed costs and successful manufacturing cost reduction programs. As in the second quarter, increased operating costs offset some of the gains generated by the high level of production. In addition, the mix of engines that favored lower margined product offset gains from increased engine shipment volume.

Power Products:

Second quarter sales were $97.6 million versus $61.3 million from the same period a year ago, an increase of 59%. The 59% improvement was the result of a pressure washer shipment volume increase of 180% and a generator volume increase of 34%. The pressure washer increase was caused by promotional programs at certain major retailers that positioned the product as a holiday gift item. Historically, pressure washers have been primarily a spring and summer product. Generator demand continues to increase due to product awareness created by last summer’s landfall of a major hurricane and the power grid failure experienced in the Eastern United States.

Sales for the first six months of fiscal 2004 were $223.2 million versus $114.9 million in the prior year, a 94% increase. Generator volume increases, for the same reasons identified for the second quarter, account for approximately 60% of this increase. Pressure washer volume accounts for the remainder of the increase. This increase was driven by advertising and promotional programs at major retailers and our Spring 2003 introduction of a new product offering that has been very successful at retail.

Income from operations was $5.2 million in the second quarter of fiscal 2004, an improvement of $3.4 million over the same period a year ago. A 250% increase in production volume and the favorable impact it had on the spreading of fixed costs was the main contributor to the improvement. In addition, sales volume increases improved the margin. Partially offsetting the margin improvement from sales and production volume was increased spending on variable costs associated with higher production and sales levels. The income from operations for the first six months of fiscal 2004 was $14.6 million, an improvement of $11.3 million over the operating income generated for the same period a year ago. Consistent with the second quarter, the key drivers of margin improvement were a sales volume increase of 127% and a production volume increase of 176%. However, increased variable manufacturing and selling costs related to the high volumes offset a portion of the margin benefit.

Outlook:

We are raising our forecast of net income for fiscal 2004 to be in the range of $105 to $110 million. We believe this increase is appropriate at this time because the consolidated sales forecast for fiscal 2004 now anticipates growth of approximately 9%, with the majority of the growth improvement being provided by Power Products segment sales that are forecasted to approach $425 million. Gross margins are projected to be in the range of 21.5% to 22.0%. This improved range reflects our favorable experience to date with the many components that affect gross margins. Operating expenses are projected to be approximately $200 million, reflecting the variable nature of some costs associated with a higher level of sales. Interest expense is anticipated to be $39 million, other income approximately $4 million and we are assuming an effective tax rate of 32% for the year. Depreciation is estimated to be $65 million and capital expenditures are projected to be approximately $60 million.

Quarterly projections for the last half of fiscal 2004 are complicated by our ability to anticipate the timing and mix of product that will be required to satisfy demand resulting from retail sales. Consequently, our sales forecast for the fiscal 2004 third quarter is a range of $600 to $635 million. Gross margins are projected to be approximately 23.0% and operating expenses are estimated at approximately $53 million. Interest expense is projected at $10 million and other income at $2 million. Depreciation and capital expenditures are both estimated to be approximately $16 million. Third quarter net income is projected to be in the range of $54 to $59 million. This third quarter forecast implies that the fourth quarter sales and net income will be lower than what was experienced in the fourth quarter last year. We feel this potential shift in demand is the result of our customers taking product earlier in order to have inventory to satisfy anticipated retail demand.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (800) 949-2486. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 355147.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands)

	Second Quarter		Six Months
	2003	2002	2003	2002
NET SALES	$415,984	$352,562	$747,379	$589,058
COST OF GOODS SOLD	325,138	284,922	596,338	485,624

Gross Profit on Sales	90,846	67,640	151,041	103,434
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	52,170	41,169	98,070	79,527

Income from Operations	38,676	26,471	52,971	23,907
INTEREST EXPENSE	(9,596)	(10,171)	(19,428)	(20,260)
OTHER INCOME, Net	1,265	1,494	2,708	3,500

Income Before Provision for Income Taxes	30,345	17,794	36,251	7,147
PROVISION FOR INCOME TAXES	9,710	6,050	11,600	2,430

Net Income	$20,635	$11,744	$24,651	$4,717

Average Shares Outstanding	22,088	21,647	22,121	21,645

BASIC EARNINGS PER SHARE	$0.93	$0.54	$1.11	$0.22

Diluted Average Shares Outstanding	25,104	24,482	25,096	21,654

DILUTED EARNINGS PER SHARE	$0.87	$0.53	$1.08	$0.22

Segment Information

(In Thousands)

	Second Quarter		Six Months
	2003	2002	2003	2002
NET SALES:
Engines	$357,848	$305,198	$592,196	$500,089
Power Products	97,614	61,260	223,163	114,935
Inter-Segment Eliminations	(39,478)	(13,896)	(67,980)	(25,966)

Total*	$415,984	$352,562	$747,379	$589,058

*Includes international sales of:	$113,274	$99,807	$168,078	$159,378

GROSS PROFIT ON SALES:
Engines	$80,867	$60,673	$123,373	$90,716
Power Products	11,891	6,040	27,961	12,079
Inter-Segment Eliminations	(1,912)	927	(293)	639

Total	$90,846	$67,640	$151,041	$103,434

INCOME FROM OPERATIONS:
Engines	$35,432	$23,776	$38,712	$19,979
Power Products	5,156	1,768	14,552	3,289
Inter-Segment Eliminations	(1,912)	927	(293)	639

Total	$38,676	$26,471	$52,971	$23,907

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December 2003 and 2002

(In Thousands)

CURRENT ASSETS:	2003	2002

Cash and Cash Equivalents	$119,323	$22,222
Accounts Receivable, Net	339,822	299,031
Inventories	336,742	303,920
Deferred Income Tax Asset	52,892	53,535
Other	23,038	14,292

Total Current Assets	871,817	693,000

OTHER ASSETS:
Goodwill	154,070	161,030
Investments	41,693	42,660
Prepaid Pension	77,879	67,501
Deferred Loan Costs, Net	7,275	9,353
Other Long-Term Assets	9,954	8,718

Total Other Assets	290,871	289,262

PLANT AND EQUIPMENT:
At Cost	873,683	881,313
Less—Accumulated Depreciation	512,770	500,014

Plant and Equipment, Net	360,913	381,299

	$1,523,601	$1,363,561

CURRENT LIABILITIES:	2003	2002

Accounts Payable	$119,726	$72,051
Domestic Notes Payable	1,220	31,435
Foreign Loans	49	10,383
Accrued Liabilities	193,526	154,898

Total Current Liabilities	314,521	268,767

OTHER LIABILITIES:
Deferred Revenue on Sale of Plant & Equipment	15,050	15,267
Deferred Income Tax Liability	60,621	44,698
Accrued Pension Liability	21,401	16,610
Accrued Employee Benefits	14,143	13,211
Accrued Postretirement Health Care Obligation	47,419	59,488
Long-Term Debt	501,356	501,261

Total Other Liabilities	659,990	650,535

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	37,191	35,650
Retained Earnings	832,062	760,008
Accumulated Other Comprehensive Loss	(5,424)	(2,962)
Unearned Compensation on Restricted Stock	(1,018)	(364)
Treasury Stock, at Cost	(313,721)	(348,073)

Total Shareholders’ Investment	549,090	444,259

	$1,523,601	$1,363,561

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended Fiscal December
CASH FLOWS FROM OPERATING ACTIVITIES:	2003	2002

Net Income	$24,651	$4,717
Depreciation and Amortization	32,290	31,189
Loss on Disposition of Plant and Equipment, Net	3,066	1,912
Provision for Deferred Income Taxes	(1,514)	5,174
Increase in Accounts Receivable	(137,862)	(104,158)
Increase in Inventories	(127,604)	(107,681)
(Increase) Decrease in Other Current Assets	(466)	3,450
Increase (Decrease) in Accounts Payable and Accrued Liabilities	3,243	(24,298)
Increase in Prepaid Pension, Net	(2,879)	(6,298)
Other, Net	(3,839)	(5,954)

Net Cash Used in Operating Activities	(210,914)	(201,947)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(23,144)	(19,908)
Proceeds Received on Disposition of Plant and Equipment	299	3,232
Refund of Cash Paid for Acquisition	5,686	—
Dividends Received	3,500	6,330

Net Cash Used in Investing Activities	(13,659)	(10,346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings on Loans and Notes Payable	(1,671)	23,923
Dividends	(7,285)	(6,927)
Proceeds from Exercise of Stock Options	24,701	—

Net Cash Provided by Financing Activities	15,745	16,996

EFFECT OF EXCHANGE RATE CHANGES	3,336	1,574

NET DECREASE IN CASH AND CASH EQUIVALENTS	(205,492)	(193,723)
CASH AND CASH EQUIVALENTS, Beginning	324,815	215,945

CASH AND CASH EQUIVALENTS, Ending	$119,323	$22,222